Exhibit 99.1

Contact:	Dave Zinsner Investor Relations
Intersil Corporation
(408) 546-3525
investor@intersil.com

Intersil Corporation Reports First Quarter 2008 Financial Results

•	Achieves net revenues of $203.7 million; a 21% increase from 2007

•	Achieves GAAP sequential earnings per share growth of 19%

Milpitas, CA, April 16, 2008 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today reported financial results for the quarter ended March 28, 2008. Net revenues for the first quarter were $203.7 million, a 21% increase from $167.7 million in the first quarter of 2007 and a 4% decrease from $212.6 million in the fourth quarter of 2007.

Generally Accepted Accounting Principles (GAAP) Results

For the first quarter of 2008, gross margins were 53.8%. This compares to gross margins of 57.4% in the same quarter last year, and 57.2% in the fourth quarter of 2007. Gross margins in the first quarter include one-time charges of $5.9 million or 2.9% of net revenue. Operating margins from continuing operations were 19.8%, as compared to operating margins of 19.7% in the same quarter last year, and 22.6% in the fourth quarter of 2007. Net income from continuing operations was $47.7 million, or $0.38 earnings per diluted share from continuing operations, as compared to net income of $33.1 million, or $0.24 earnings per diluted share in the same quarter last year. For the fourth quarter of 2007, the Company reported net income from continuing operations of $42.4 million, or $0.32 earnings per diluted share.

During the first quarter, the Company had several one-time events. The Company incurred one-time charges totaling $9.5 million as it initiated a plan to restructure certain operations and consolidate its internal manufacturing facilities. The Company recorded a one-time tax benefit of $39.4 million, of which $20.0 million was related to continuing operations. This resulted in a net tax benefit of $9.8 million for the first quarter.

Non-GAAP Results

For the first quarter of 2008, non-GAAP gross margins were 57.2%. This compares to gross margins of 58.0% for the same quarter last year, and 57.6% for the fourth quarter of 2007. Operating margins were 28.1%, as compared to operating margins of 27.1% for the same quarter last year, and 28.9% for the fourth quarter of 2007. Earnings per diluted share were $0.37. This compares to $0.29 per diluted share for the same quarter last year, and $0.39 per diluted share for the fourth quarter of 2007.

“Despite the challenging macro-economic environment, we achieved our expectations for revenue and earnings,” stated Dave Bell, Intersil’s President and Chief Executive Officer. “Our business continues to perform well as our earnings grew faster than our revenues. We are pleased with our constant progress in expanding our revenue stream across a broad portfolio of products.”

By end market, Intersil’s first quarter revenues were as follows: high-end consumer (26.9% of revenues), computing (28.0% of revenues), industrial (21.6% of revenues), and communications (23.5% of revenues). “As expected, we saw sequential revenues decline in the high end consumer and computing markets, in line with normal seasonality. Revenues from the industrial market were down moderately with decline in some military products. Revenues in the communications market experienced sequential growth due to typical seasonality and traction within our general purpose product portfolio,” said Mr. Bell.

During the quarter, the Company repurchased approximately $80 million or 3.4 million shares of its stock, under a previously announced stock repurchase program. The Company’s Board of Directors has also authorized the payment of a quarterly dividend of $0.12 per share of common stock. The payment of this dividend will be made on May 16, 2008 to shareholders of record as of the close of business on May 6, 2008.

Business Outlook

“For the second quarter, we expect Intersil to return to growth as our design win momentum continues to gain traction,” said Mr. Bell. “We expect the second quarter to show sequential growth of approximately 5% to 8% from the first quarter. As we indicated, we will have an extra week in the second quarter, which should account for approximately 5% sequential growth. Although our overall business remains strong, we remain cautious given the economic uncertainties of the global markets. As a result, we expect the business, excluding the extra week, to be flat to up 3% sequentially. We expect GAAP earnings per diluted share of approximately $0.29 to $0.31 and non-GAAP earnings per diluted share of approximately $0.38 to $0.39.”

Investors and interested parties within the United States may listen to Intersil’s conference call on April 16th at 1:45 p.m. Pacific/4:45 p.m. Eastern by dialing (866) 831-6272 using the password “Intersil”. International callers may connect to the call by dialing (617) 213-8859. A replay of Intersil’s conference call will be available for two weeks by dialing (888) 286-8010 in the U.S. or (617) 801-6888 internationally using the access code “21770757”. A webcast replay of the conference call will be available for two weeks on the Company’s web site at http://www.intersil.com/investor. A copy of this press release may be found on the Company’s web site at http://www.intersil.com/investor.

About Intersil

Intersil Corporation is a world leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets, such as, flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high-performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

NON-GAAP REPORTING

In addition to GAAP reporting, Intersil reports net income or loss, as well as earnings per share, gross margin and operating margin on a non-GAAP basis. This non-GAAP earnings information excludes stock-based compensation expense, amortization of intangibles and unusual items and their related tax effects. Intersil believes this non-GAAP earnings information provides meaningful insight into the Company’s on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. Intersil also uses this information internally to evaluate and manage the Company. A reconciliation between GAAP and non-GAAP net income is included in the tables below.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation’s (“Intersil”) management’s current expectations, estimates, beliefs, assumptions, and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Intersil filings with the U.S. Securities and Exchange Commission (“SEC”) (which you may obtain for free at the SEC’s web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In US$ millions, except shares and per share amounts)

	Three Months Ended
	Mar 28, 2008	Mar 30, 2007	Dec 28, 2007
	(Q1 2008)	(Q1 2007)	(Q4 2007)
Net revenues	$203.7	$167.7	$212.6
Restructuring cost of revenues	5.9	—	—
Product cost of revenues	88.2	71.5	91.0

Gross profit	109.6	96.2	121.6

Expenses
Research and development	35.1	30.8	35.5
Selling, general and administrative	27.5	30.0	35.0
Amortization of purchased intangibles	3.0	2.4	3.5
Restructuring	3.6	—	—
In-process research and development charge (credit)	—	—	(0.3)

Operating income from continuing operations	40.4	33.0	48.0
(Loss)Gain on deferred comp investments, net	(1.0)	0.2	(0.1)
Loss on investments	(6.4)	—	—
Interest income, net	4.8	7.9	6.7

Income from continuing operations before income taxes	37.9	41.1	54.6
Income tax (benefit) expense from continuing operations	(9.8)	8.0	12.1

Income from continuing operations	47.7	33.1	42.4
Discontinued operations
Income (loss) from discontinued operations, before taxes	—	—	(0.1)
Income tax (benefit) expense from discontinued operations	(19.4)	—	2.1

Income (loss) from discontinued operations	19.4	—	(2.1)

Net income	$67.1	$33.1	$40.3

Earnings per share
Basic
Continuing operations	$0.38	$0.24	$0.33
Discontinued operations	$0.15	—	(0.02)

Net income per share	$0.53	$0.24	$0.31

Diluted
Continuing operations	$0.38	$0.24	$0.32
Discontinued operations	0.15	—	(0.02)

Net income per share	$0.53	$0.24	$0.31

Weighted average shares
Basic	125.9	135.1	129.4

Diluted	126.9	136.7	130.8

	Three Months Ended
	Mar 28, 2008	Mar 30, 2007	Dec 28, 2007
Stock compensation expense by classification:
Cost of sales	$1.0	$1.0	$0.9
Research and development	3.5	3.4	4.0
Selling, general and administrative	0.9	5.4	5.5

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Financial Summary (Non-GAAP)

Unaudited

(In US$ millions, except shares, per share amounts and percentages)

	Three Months Ended
	Mar 28, 2008	Mar 30, 2007	Dec 28, 2007
	(Q1 2008)	(Q1 2007)	(Q4 2007)
Net revenues	$203.7	$167.7	$212.6
Gross profit	116.5	97.2	122.5
% of Revenues	57.2%	58.0%	57.6%
Research and development	31.7	27.4	31.5
Selling, general and administrative	27.6	24.4	29.6
Operating income	$57.2	$45.4	$61.4
% of Revenues	28.1%	27.1%	28.9%
Interest and other non-operating income	4.8	7.9	6.7
Pretax income	62.1	53.3	68.2
Net income	$47.4	$40.2	$51.9
% of Sales	23.3%	24.0%	24.4%
Earnings Per Share
Basic	$0.38	$0.30	$0.40
Diluted	$0.37	$0.29	$0.39
Weighted Average Shares
Basic	125.9	135.1	129.4
Diluted	128.1	137.8	132.5
Other Financial Metrics:
Free cash flow:
Cash flow from operations	$59.2	$44.2	$58.9
Proceeds from sales of PP&E	—	4.4	0.6
Capital expenditures	(14.1)	(4.2)	(6.7)

Free cash flow	$45.1	$44.4	$52.7

Depreciation	$5.0	$5.1	$5.3

NOTE: This financial summary excludes amortization of intangibles, stock based compensation including the adoption of FAS123R at the beginning of fiscal 2006, and unusual items. For operating income only it excludes gains or losses related to deferred compensation investments. These adjustments are included in the Financial Bridge table.

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Financial Bridge: GAAP to Non-GAAP

Unaudited

(In US$ millions, except share and per share amounts)

	Three Months Ended
	Mar 28, 2008	Mar 30, 2007	Dec 28, 2007
	(Q1 2008)	(Q1 2007)	(Q4 2007)
Gross profit on GAAP basis:	$109.6	$96.2	$121.6
Stock compensation expense	1.0	1.0	0.9
Restructuring cost of revenues	5.9	—	—

Gross profit on Non-GAAP basis:	$116.5	$97.2	$122.5

Operating income on GAAP basis:	$40.4	$33.0	$48.0
Acquisition related expenses—intangibles amortization	3.0	2.4	3.5
(Loss) gain on deferred comp investments, net	(1.0)	0.2	(0.1)
Stock compensation expense	5.3	9.8	10.4
Restructuring cost of revenues	5.9	—	—
Restructuring	3.6	—	—
In-process research & development charge (credit)	—	—	(0.3)

Operating income on Non-GAAP basis:	$57.2	$45.4	$61.4

Net income on GAAP basis:	$67.1	$33.1	$40.3
Acquisition related expenses—intangibles amortization	3.0	2.4	3.5
Loss on investments	(6.4)	—	—
Stock compensation expense	5.3	9.8	10.4
Restructuring cost of revenues	5.9	—	—
Restructuring	3.6	—	—
In-process research & development charge (credit)	—	—	(0.3)
Net (gain) loss from discontinued operations	(19.4)	—	2.1
Associated tax effects	(11.7)	(5.1)	(4.1)

Net income on Non-GAAP basis:	$47.4	$40.2	$51.9

Diluted Non-GAAP earnings per share	$0.37	$0.29	$0.39

Diluted weighted average common shares outstanding	126.9	136.7	130.8
Diluted weighted average shares difference attributable to FAS 123R	1.2	1.1	1.7

Diluted Non-GAAP weighted average common shares outstanding	128.1	137.8	132.5

To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP (pro forma) presentation of the Company’s key financial measures, which is adjusted to reflect the GAAP results excluding stock based compensation expense, amortization of intangibles, discontinued operations and unusual items. These non-GAAP presentations are provided to enhance the reader’s overall understanding of the comparability of the Company’s financial performance between periods and in general.

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Consolidated Balance Sheets

Unaudited

(In US$ millions)

	Mar 28, 2008	Dec 28, 2007
Assets
Current Assets
Cash, cash equivalents and short-term investments	$316.4	$483.8
Trade receivables, net	113.1	117.4
Inventories, net	91.2	97.7
Prepaid expenses and other current assets	9.0	10.0
Deferred income taxes	32.7	39.5

Total Current Assets	562.4	748.5
Other Assets
Property, plant and equipment, net	116.8	109.6
Purchased intangibles, net	27.0	29.9
Goodwill	1,445.7	1,445.8
Deferred income taxes	44.2	37.5
Long-term investments	132.0	19.1
Other	14.0	14.6

Total Other Assets	1,779.7	1,656.5

Total Assets	$2,342.1	$2,405.0

Liabilities and Shareholders’ Equity
Current Liabilities
Trade accounts payable	$35.1	$40.2
Income taxes payable	18.2	19.2
Deferred net revenue	10.7	10.3
Other accrued items	59.9	55.7

Total Liabilities	123.8	125.4
Non-current Liabilities
Income taxes payable	—	40.7

Total Shareholders’ Equity	2,218.3	2,238.9

Total Liabilities and Shareholders’ Equity	$2,342.1	$2,405.0

Note: Totals and percentages may not add or calculate precisely due to rounding.

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